UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 12, 2023
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KORE Group Holdings, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-40856	86-3078783
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3 Ravinia Drive NE, Suite 500
Atlanta, GA 30346
877- 710-5673
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
__________________
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	KORE	The New York Stock Exchange
Warrants to purchase common stock	KORE WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 12, 2023, KORE Group Holdings, Inc. (the “Company”) announced that Jason Dietrich was appointed to the newly created role of Executive Vice President & Chief Revenue Officer. In connection with his appointment, Mr. Dietrich, the Company and KORE Wireless Group, Inc. entered into an employment agreement dated as of June 12, 2023 (the “Employment Agreement”).
The Employment Agreement provides for an indefinite term. Pursuant to the Employment Agreement, Mr. Dietrich is entitled to a salary of $400,000. Mr. Dietrich’s salary will be reviewed annually by the Company’s Board of Directors (the “Board”) solely for upward adjustment at the Board’s discretion. The Employment Agreement also provides that Mr. Dietrich is eligible to earn an annual bonus, with a target bonus opportunity of 75% of his or her base salary; provided, however, that Mr. Dietrich shall receive a guaranteed bonus of $300,000 in respect of fiscal year 2023. Mr. Dietrich is entitled to receive severance payments and benefits upon a qualifying termination of his employment by the Company Without Cause (as defined in the Employment Agreement) or by Mr. Dietrich for Good Reason (as defined in the Employment Agreement) consisting of the following, in addition to accrued benefits: (i) any annual bonus earned but unpaid with respect to the Company’s fiscal year ending on or preceding the date of termination (the “Prior Year Bonus”), (ii) payment of base salary in effect immediately preceding the date of termination (or, if greater, his base salary in effect immediately preceding a material reduction in his then current base salary, for which he has terminated his employment for Good Reason) equal to 12 months (the “Severance Period”), payable in accordance with the established payroll practices of the Company; (iii) a prorated annual bonus for the fiscal year in which the termination occurs, calculated based on actual achievement and paid at the same time annual bonuses are generally paid to other executives for the relevant year (the “Prorated Bonus”), (iv) continuation of any health care (medical, dental and vision) plan coverage provided to him and his dependents during the Severance Period (provided that such continued coverage will terminate in the event he becomes eligible for coverage under another employer’s plans), and (v) all unvested equity or equity-based awards in the Company or its affiliates that vest solely based on passage of time will automatically vest.
If Mr. Dietrich’s employment terminates by reason of his or her death, in addition to any accrued benefits, his estate is entitled to receive payment of any Prior Year Bonus and the Prorated Bonus, as well as any benefits to which he or she is entitled by law.
Pursuant to the Employment Agreement, while employed by the Company (or any subsidiary or affiliate of the Company) and during the 24-month period following termination, Mr. Dietrich is subject to non-competition and non-solicitation of customers and employees covenants, as well as perpetual confidentiality.
The foregoing descriptions of the material terms of the Employment Agreements are not complete and are qualified in their entirety by reference to the full text of the Employment Agreement attached hereto as Exhibit 10.1.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are filed with this current report:

Exhibit No.	Description

10.1	Employment Agreement by and between Jason Dietrich, the Company and KORE Wireless Group, Inc., dated June 12, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORE Group Holdings, Inc.

Date: June 14, 2023	By:	/s/ Jack W. Kennedy Jr.
	Name:	Jack W. Kennedy Jr.
	Title:	Executive Vice President, Chief Legal Officer & Secretary